AGREEMENT AND PLAN OF REORGANIZATION
                      ------------------------------------

     AGREEMENT AND PLAN OF REORGANIZATION, dated March 21st, 2000, between AdPads, Incorporated f/k/a Regents Road, Ltd., ("AdPads") a Colorado corporation and Visual Presentation Systems, Inc. ("Visual"), a Delaware corporation.

                             PLAN OF REORGANIZATION
                             ----------------------

The reorganization will comprise in general, the acquisition of Visual by Ad Pads pursuant to an I.R.S. qualified tax free exchange whereupon Visual shall become a wholly owned subsidiary of AdPads, all subject to the terms and conditions of the agreement hereinafter set forth. For purposes of this Agreement, the terms "shares", "stock" and/or "common capital stock" shall be interchangeable.

                                    AGREEMENT
                                    ---------

     In order to consummate the foregoing Plan of Reorganization, and in consideration of the premises and of the representations and undertakings herein set forth, the parties agree as follows:

     1. Transfer of shares. Upon and subject to the terms and conditions herein stated, AdPads shall acquire from Visual's shareholders, whose signatures appear below, whom shall transfer, assign, and convey to AdPads all of the issued and outstanding shares of Visual's common stock to AdPads in exchange for the sum of $100,000.00 together with 250,000 shares of AdPads common capital stock. By virtue of the transaction, AdPads shall acquire Visual as a going concern, including all of the properties and assets of Visual of every kind, nature, and description, tangible and intangible, wherever situated, including, without limiting the generality of the foregoing, its business as a going concern, its goodwill, and the corporate name (subject to changes referred to or permitted herein or occurring in the ordinary course of business prior to the time of closing provided herein). Upon, and immediately subsequent to, the aforementioned acquisition, AdPads will merge into its wholly-owned subsidiary (Visual) under Section 7-7106 of the Colorado Corporations Code.

     2. Issuance and delivery of stock. In consideration of and in exchange for the foregoing transfer, assignment, and conveyance, and subject to compliance by Ad Pads and Visual with their warranties and undertakings contained herein, AdPads shall issue and deliver to Visual the amount of $100,000.00 together with one or more stock certificates registered in the name of the undersigned shareholders of Visual, on a pro-rata basis totaling 250,000 in exchange for 1,000,000 shares of Visual Common stock constituting 100% of the issued and outstanding shares of Visual including warrants, options, or claims regarding any other shares of Visual. All of the shares exchanged shall, upon such issuance and delivery, shall be fully paid and non-assessable.

     3. Investment intent. 3.1 Each Visual Shareholder ("Subscriber") understands and acknowledges that the AdPads Shares being acquired hereunder have not been registered under the Securities Act of 1933 (the "Act") or applicable state securities laws; (ii) the Subscriber cannot sell such Stock unless such securities are registered under the Act and any applicable state securities laws or unless exemptions from such



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     registration  requirements are available;  (iii) a legend will be placed on any certificate or certificates evidencing the Stock, stating that such securities have not been registered under the Act and setting forth or
     referring  to  the  restrictions  on  transferability   and  sales  of  the
     securities.

     3.2 Such Subscriber (i) is acquiring the Shares solely for the Subscriber's own account for investment purposes only and not with a view toward resale or distribution, either in whole or in part; (ii) has no contract, undertaking, agreement or other arrangement, in existence or contemplated, to sell, pledge, assign or otherwise transfer the Shares to any other person; (iii) agrees not to sell or otherwise transfer the Subscriber's Shares unless and until such securities are subsequently registered under the Act and any applicable state securities laws or unless an exemption from any such registration is available.

     3.3 Such Subscriber understands that an investment in the Shares involves substantial risks and Subscriber recognizes and understands the risks relating to this transaction and acquisition of the AdPads shares.

     3.4 Such Subscriber has, either alone or together with the Subscriber's Purchaser Representative (as that term is defined in Regulation D under the Act), such knowledge and experience in financial and business matters that the Subscriber is capable of evaluating the merits and risks of the acquisition by AdPads.

4. Dissenting shares: None. Visual represents and warrants that there are no dissenting shareholders with respect to the proposed merger or acquisition.

5. Place of closing. The closing of this agreement and all deliveries hereunder shall take place via electronic closing by fax or e-mail.

6. Time of closing. The closing shall be 3:00 PM, Eastern Standard time (or such other time as may be mutually agreed upon) on the closing date which shall be March 21, 2000, unless extended by mutual agreement of the parties. The last date fixed by mutual agreement of the parties or otherwise becoming effective under this paragraph shall constitute the closing date.

7. Representations and warranties of Ad Pads. Ad Pads and its shareholders represent and warrant to Visual that:

(a) Corporate status. Ad Pads is a corporation duly organized and existing under the laws of the State of Colorado, intending to re-domicile in Delaware, with an authorized capital stock consisting of 50,000,000 Common shares, of which 23,900,015 shares are currently issued and outstanding; and 5,000,000 Preferred shares, of which none are issued or outstanding. Ad Pads has no subsidiary.

(b) Disposition of assets. On March 17, 2000, Regents Road, Ltd. acquired all of the assets of AdPads, LLC, a New Jersey limited liability company, in a stock for assets transaction. The audited financial statements of both Regents Road, Ltd, through September 30, 1999, and the audited financial statements of AdPads, LLC through December 31, 1999, are attached hereto. Since March 18, 2000, there has been no material adverse change in the assets or liabilities or in the condition, financial or other, of Ad Pads, except changes occurring in the ordinary course of business and changes referred to or permitted herein.


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(c)  Lawsuits  and  claims.  Ad  Pads  is not a party  to or  threatened  by any litigation, proceeding, or controversy before any court or administrative agency which might result in any change in the business or properties of Ad Pads or which change would be substantially adverse taking into account the entire business and properties of Ad Pads; Ad Pads is not in default with respect to any judgment, order, writ, injunction, decree, rule, or regulation of any court or administrative agency.

(d) Taxes. Ad Pads has filed with the appropriate governmental agencies all tax returns required by such agencies to be filed by it and is not in default with respect to any such filing. Ad Pads has paid all taxes claimed to be due by state and local taxing authorities and has not been examined by representatives of the United States Internal Revenue Service for federal taxes since inception.

8. Representations and warranties of Visual. Visual represents and warrants to Ad Pads that:

(a) Corporate status. Visual is a Delaware corporation duly organized and existing under the laws of the State of Delaware, with an authorized capital stock consisting of 100,000,000 shares of common stock, .00001 par value, of which One Million (1,000,000) shares have been duly issued and are outstanding fully paid and non-assessable; and no shares of preferred stock, or any other form of stock or security, of which no shares are issued or outstanding. Visual has no subsidiary.

(b) Corporate authority. Visual and its shareholders have the corporate right and authority to acquire and operate the properties and business now owned and operated by it and to issue and deliver the number of shares of its Common stock required to be issued hereunder to Ad Pads.

(c) Disposition of assets. Since December 31, 1999, there has been no material adverse change in the assets or liabilities or in the condition, financial or other, of Visual except changes occurring in the ordinary course of business and changes referred to or permitted herein.

(d) Lawsuits and claims. Visual is not a party to or threatened by any litigation, proceeding, or controversy before any court or administrative agency which might result in any change in the business or properties of Visual or which change would be substantially adverse, taking into account the entire business and properties of Visual.

(e) Taxes. Visual has filed with the appropriate governmental agencies all tax returns required by such agencies to be filed by it and is not in default with respect to any such filing. Ad Pads has paid all taxes claimed to be due by state and local taxing authorities and has not been examined by representatives of the United States Internal Revenue Service for federal taxes during the past three fiscal years.

9. Interim conduct of business by Visual. Until the time of closing, Visual will conduct its business in the ordinary and usual course, and prior to the time of closing it will not, without the written consent of AdPads, borrow any money, incur any liability other than in the ordinary and usual course of business or in connection with the performance or consummation of this agreement, encumber or permit to be encumbered any of its properties and assets, dispose or contract to dispose of any property except in the regular and ordinary course of business, enter into any lease or contract for the purchase of real estate, form or cause to be formed any subsidiary, pay any bonus or special remuneration to any officer or employee, declare or pay any dividends, make any other distributions to its shareholders, or issue, sell, or purchase any stock, notes, or other securities.


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10. Access to information. From the date hereof each party shall allow the other free access to its files and audits, including any and all information relating to taxes, commitments, and contracts, real estate and personal property titles, and financial condition. From the date hereof each party agrees to cause its auditors to cooperate with the other in making available all financial information requested, including the right to examine all working papers pertaining to audits made by such auditors.

11. Conditions and obligations of Ad Pads. Unless at the time of closing the following conditions are satisfied, Ad Pads shall not be obligated to make the transfer, assignment and conveyance as set forth in Paragraph1 herein, and otherwise to effectuate its part of the reorganization herein provided:

(a) The representations and warranties of Visual set forth herein, are, on the date hereof and as of the time of closing, substantially correct.

(b) The directors of Visual have approved the consummation of this agreement and the matters herein provided.

(c) No litigation or proceeding is threatened or pending for the purpose of with the probably effect of enjoining or preventing the consummation of this agreement or which would materially affect Visual operation or its assets.

(d) Visual has complied with its agreements herein to be performed by it prior to the time of closing.

12. Conditions of obligations of Visual. Unless at the time of closing the following conditions are satisfied, Visual shall not be obligated to issue and deliver the shares of its Common stock as set forth in Paragraph 1 herein, and otherwise to effectuate its part of the reorganization herein provided:

(a) The representations and warranties of Ad Pads set forth in Paragraph 9 are, on the date hereof and as of the time of closing, substantially correct subject to any change made because of any action approved by Visual.

(b) The directors of Ad Pads have approved and the holders of all of the outstanding shares of Ad Pads have voted in favor of the consummation of this agreement and the matters herein provided.

(c) No litigation or proceeding is threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of this agreement or which would materially affect Ad Pads operation of the properties and business to be acquired by it hereunder.

(d) Ad Pads has complied with its agreements herein to be performed by it prior to the time of closing, including payment of the $100,000.00 to the undersigned shareholders and agreement to deliver 250,000 common capital shares of AdPads, Incorporated.

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13. Abandonment of agreement. If by reason of the provisions of Paragraphs 11 or
12 above either party is not obligated to effectuate the reorganization, then either party which is not so obligated may terminate and abandon this agreement by delivering to the other party written notice of termination prior to the time of closing, and thereupon this agreement shall be terminated without further obligation or liability upon either party in favor of the other.

14. Authorization by shareholders. Visual and Ad Pads shall promptly take such action as may be necessary to call special meetings of their respective shareholders to authorize the consummation of this agreement and the matters herein provided, and each will recommend to its shareholders that this agreement and the matters herein provided, and all other matters necessary or incident thereto, be approved, authorized, and consummated.

15. Listing of AdPads stock issued to Visual. AdPads shall not be required to prepare and file a registration statement under the Securities Act of 1933 covering the shares of Common stock to be delivered hereunder; however, it shall prepare an 8-K filing providing the requisite information on the acquisition.

16. Brokers' fees. Neither party has incurred nor will incur any liability for brokerage fees or agents' commissions in connection with the transactions contemplated hereby.

17. Execution of documents. At any time and from time to time after the time of closing, Ad Pads will execute and deliver to Visual and Visual will execute and deliver to AdPads such further conveyances, assignments, and other written assurances as Visual or AdPads shall reasonably request in order to vest and confirm Visual's shareholders and AdPads, respectively, title to the shares and/or assets to be and intended to be transferred, assigned, and conveyed hereunder.

18. Parties in interest. Nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm, or corporation other than the parties hereto any rights or remedies under or by reason hereof.

19. Completeness of agreement. This agreement contains the entire understanding between the parties hereto with respect to the transactions contemplated hereby.

20. Survival of Representations and Warranties. Each of the parties hereto hereby agrees that all representations and warranties made by or on behalf of him or it in this Agreement or in any document or instrument delivered pursuant hereto shall survive for a period of three (3) years following the Closing Date and the consummation of the transactions contemplated hereby, except with respect to the representation and warranties set forth in Sections 4 which shall survive applicable statute of limitations period.

IN WITNESS HEREOF, the Parties hereto have hereunder set their hands and seals, effective on the date above stated, as witnessed below:

        ADPADS, INCORPORATED
         A Colorado corporation

By:______________________________
         David I. Brownstein, President


VISUAL PRESENTATION SYSTEMS, INC.
         A Delaware corporation

By:_____________________________.
         Kevin B. Halter, President

HALTER CAPITAL CORPORATION

By:_________________________________.
         Kevin B. Halter, Shareholder

No. of  Shares Owned:  Two Hundred Fifty Thousand (250,000)